Exhibit 8.1
[Hogan & Hartson letterhead]
December 23, 2005
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
     Re: CapitalSource Inc.
Ladies and Gentlemen:
     We have acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).
     In connection with the filing of the Registration Statement, we have been asked to provide to the Company a legal opinion regarding the description in the Tax Disclosure (as defined below) wih respect to certain federal income tax matters related to the Company.
Bases for Opinions
     The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
     In rendering our opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to, (1) the Registration Statement and (2) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in the Current Report on Form 8-K filed with the SEC on October 6, 2005 (the “Tax Disclosure”).
     For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in such documents, including the Registration Statement and the Tax Disclosure. We consequently have relied upon the representations and statements of the Company as described in the Registration Statement and the Tax Disclosure, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, however, we are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations and statements we have relied upon as described herein, or other assumptions set forth herein.
     In this regard, we have assumed with your consent the following:
     (i)    that (A) all of the factual representations and statements set forth in the documents that we reviewed, including the Registration Statement and the Tax Disclosure (collectively, the “Reviewed Documents”) are true, correct, and complete as of the date hereof, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each obligation of the Company and its subsidiaries described in the Reviewed Documents has been or will be performed or satisfied in accordance with its terms;
     (ii)    the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and
     (iii)    that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

     Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Registration Statement and the Tax Disclosure) may adversely affect the conclusion stated herein.
     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that the portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.
* * * * *
     This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. In particular, we have not offered and are not offering any opinion regarding the Company’s future qualification and taxation as a real restate investment trust (“REIT”) under the Code. The Company’s qualification and taxation as a REIT under the Code will depend upon its ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, which are described in the Tax Disclosure. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. This opinion letter has been prepared for your use in connection with the filing by the Company of the Registration Statement, and speaks as of the date hereof. This opinion letter should not be relied upon by any person other than you or for any other purpose. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.

     We consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.

Hogan & Hartson L.L.P.

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